UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2017

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-55668	47-3828760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Certain Officers.

On April 24, 2017, Mustang Bio, Inc. (the “Company”) announced that Manuel Litchman, M.D., has been appointed President and Chief Executive Officer. Dr. Litchman has also joined the Company’s Board of Directors.

Dr. Litchman joins the Company from Arvinas, LLC (“Arvinas”), where he served as President and Chief Executive Officer. While at Arvinas, Dr. Litchman oversaw the advancement of the company’s pipeline of protein-degradation therapeutics for the treatment of cancers and other diseases toward Investigational New Drug applications, as well as the execution of multi-target discovery collaborations with Merck and Genentech. Prior to Arvinas, Dr. Litchman spent more than 18 years with Novartis Pharmaceuticals Corporation, where he held positions of increasing responsibility related to the development of Novartis’ oncology pipeline. Most recently, Dr. Litchman served as Senior Vice President and Executive Global Program Head, CTL019, Cell & Gene Therapies Unit, where he led a collaboration with the University of Pennsylvania investigating chimeric antigen receptor modified T cells (CAR Ts) directed against CD19 on B cell malignancies. Prior to the CTL019 collaboration, Dr. Litchman served as Novartis’ Vice President and Head, Oncology Business Development & Licensing. Earlier in his career, Dr. Litchman was a senior equity analyst at Ursus Capital and directed oncology/immunology clinical research at Hoffmann-La Roche Inc. Dr. Litchman received his M.D. from Yale University School of Medicine, and his B.A. from Princeton University. He completed his internal medicine residency and hematology-oncology fellowship at New York-Presbyterian Hospital/Weill Cornell Medical Center.

No family relationships exist between Dr. Litchman and any of the Company’s directors or other executive officers. There are no arrangements between Dr. Litchman and any other person pursuant to which Dr. Litchman was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Dr. Litchman has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

On April 24, 2017, the Company issued a press release (the “Press Release”) announcing Dr. Litchman’s appointment, as described above. Pursuant to General Instruction F to the Securities and Exchange Commission’s Current Report on Form 8-K, a copy of the Press Release is filed as Exhibit 99.1 to this Report, and the information contained in the Press Release is incorporated into Item 5.02(c) of this Report by this reference.

The terms of Dr. Litchman’s employment are set forth in an employment agreement with the Company and are further described below.

(e)	Compensatory Arrangements of Certain Officers.

On April 7, 2017, the Company entered into an employment agreement with Manuel Litchman, the Company’s newly appointed Chief Executive Officer, made effective as of April 24, 2017, (the “Employment Agreement”).

Under the Employment Agreement, the Company shall pay Dr. Litchman a base salary at the annualized rate of Three Hundred and Ninety Five Thousand Dollars ($395,000.00). He is also eligible to receive an annual performance-based cash bonus with a target of 50% of his base salary (“Annual Bonus”) at the sole discretion of the Board or the compensation committee of the Board, if established (the “Compensation Committee”). In addition, Dr. Litchman is eligible to earn additional incentive bonuses as defined in the Employment Agreement.

The Employment Agreement further grants Dr. Litchman an option to purchase 1,041,675 shares of the Company’s common stock, subject to the vesting provisions contained therein (the “Option”). Subject to certain conditions, the Option will have an exercise price per share equal to the fair market value of a share the Company’s common stock on the date of the grant of the stock option (which the Company believes, as of April 7, 2017, is $5.73 per share).

In the event that (i) the Company terminates his employment without Cause (as defined in the Employment Agreement), (ii) he resigns from his employment for Good Reason (as defined in the Employment Agreement), or (iii) he is terminated as a result of death or a disability, Dr. Litchman will be entitled to a lump sum cash severance payment in an amount equal to 12 months of base salary plus his pro-rata share of the Annual Bonus for the year in which the termination occurred, with accelerated vesting on all outstanding equity awards and continued health coverage for 12 months under certain conditions.

The foregoing summary of the Employment Agreement is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 hereto and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

10.1	Employment Agreement between Manuel Litchman and Mustang Bio, Inc., made effective as of April 24, 2017.

99.1	Press release issued by Mustang Bio, Inc., dated April 24, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2017	Mustang Bio, Inc.
(Registrant)

	By	/s/ Robyn Hunter
Robyn Hunter
Corporate Secretary